UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Covad Communications Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 20, 2008, Covad Communications Group, Inc. issued the following press release.

Media and Investors	Media Contact
Michael Doherty	Christian Pinkston
Covad Communications	Pinkston Group
408-952-7431	703-994-4235
mdoherty@covad.com	pinkston@pinkstongroup.com
Covad Announces Hart-Scott-Rodino Clearance for Acquisition by Platinum Equity
San Jose, Calif. — February 20, 2008 — Covad Communications Group Inc., (AMEX: DVW), a leading national provider of integrated voice and data communications, announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act had expired on February 19, effectively providing anti-trust clearance for its proposed acquisition by an affiliate of Platinum Equity. The acquisition is still subject to the approval of Covad’s stockholders and the satisfaction of customary closing conditions, including approval of the Federal Communications Commission and state public utility commissions in many of the states in which Covad operates. Under the terms of the agreement, which was unanimously approved by Covad’s Board of Directors following the recommendation of its special committee, an affiliate of Platinum Equity will acquire all outstanding shares of Covad for $1.02 per share in cash. Covad’s special meeting of stockholders to approve the merger is scheduled for February 29, 2008.
The transaction is expected to close by the end of the second quarter of 2008.
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About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, broadband wireless, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specialized in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, software, telecommunications, logistics, manufacturing, metals services and distribution. Since its founding in 1995 by entrepreneur Tom Gores, Platinum Equity has completed more than 75 acquisitions with more than $23 billion in aggregate annual revenue at time of acquisition.
About the Transaction
In connection with the proposed merger, Covad has filed a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Covad at the Securities and Exchange Commission’s Web site at http://www.sec.gov.
The proxy statement and such other documents may also be obtained free of charge from Covad by directing such request to Covad Communications Group Inc., 110 Rio Robles, San Jose, CA Attention: Investor Relations; Telephone: 408-434-2130.
Covad and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of these individuals in the solicitation is set forth in Covad’s proxy statement relating to the merger.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the expected time of consummation of the merger.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include the ability of the parties to the agreement to satisfy the conditions to consummation of the merger, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand Covad.
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